Exhibit 99.1

francesca’s® Raises Fourth Quarter 2015 Guidance Based on Strong Holiday Results

Announces Participation at the 18th Annual ICR Conference

HOUSTON, TEXAS – January 7, 2016 – Francesca's Holdings Corporation (Nasdaq: FRAN) today announced that the Company has updated its guidance for the fourth quarter ending January 30, 2016 based on its holiday period sales performance and current expectations for the remainder of the quarter.

The Company now expects net sales for the fourth quarter ending January 30, 2016 to be between $130.0 million and $133.0 million, including an expected high-single digit increase in comparable sales. This compares to the previous guidance of net sales between $127.0 million and $130.0 million, including an expected mid-single digit increase in comparable sales. Diluted earnings per share for the quarter are now expected to be in the range of $0.32 to $0.34 compared to the Company’s previous guidance range of $0.31 to $0.33.

Mike Barnes, Chairman, President, and Chief Executive Officer commented, “We saw ongoing momentum in our business throughout the holiday selling season as our customers responded favorably to the fresh, innovative and on-target merchandise offerings in all channels; including, main-line boutiques, outlets and our direct-to-consumer business. I believe these results are a direct function of the merchandise enhancements, the disciplined inventory management, and elevated boutique experience. As we enter fiscal 2016, we believe we are well-positioned to deliver healthy sales and earnings growth as we continue to improve and execute the ‘francesca’s Vision 2020’ strategic plan. The entire management team is very excited about the opportunities ahead of us.”

ICR Conference

The Company will be presenting at the 18th Annual ICR Conference to be held at the JW Marriott Orlando Grande Lakes in Orlando, Florida on Wednesday, January 13, 2016 at 9:00 am ET. Mr. Barnes and Ms. Cindy Thomassee, Interim Chief Financial Officer, will host the presentation.

The presentation will be webcast live at www.francescas.com under the Investor Relations section. An archived replay will be available two hours after the conclusion of the live event and will remain on the website for ninety days.

Forward-Looking Statements

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements reflect our current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected. These risks and uncertainties include, but are not limited to, the following: the risk that we cannot anticipate, identify and respond quickly to changing fashion trends and customer preferences; our ability to attract a sufficient number of customers to our boutiques or sell sufficient quantities of our merchandise through our direct-to-consumer business; our ability to successfully open and operate new boutiques each year; our ability to efficiently source and distribute additional merchandise quantities necessary to support our growth and; our ability to hire and integrate a new Chief Financial Officer. For additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to "Risk Factors" in our Annual Report on Form 10-K for the year ended January 31, 2015 filed with the Securities and Exchange Commission on March 27, 2015 and any risk factors contained in subsequent quarterly and annual reports we file with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement.

The Company may not issue future press releases discussing sales trends such as this one other than associated with routine quarterly and annual financial reporting.

About Francesca's Holdings Corporation

francesca's® is a growing specialty retailer which operates a nationwide-chain of boutiques providing customers a unique, fun and differentiated shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. Today francesca's® operates 622 boutiques in 47 states and the District of Columbia and also serves its customers through francescas.com. For additional information on francesca's®, please visit www.francescas.com.

CONTACT:
ICR, Inc.	Company
Jean Fontana	Kate Venturina
646-277-1214	832-494-2233
kate.venturina@francescas.com / IR@francescas.com